Exhibit 10.45

AV HOMES, INC.

September 4, 2012 Dave Gomez

Re: Conditional Offer of Employment

Dear Mr. Gomez:

We are extremely pleased to extend to you a conditional offer of employment as General Counsel for Avatar Properties Inc. d/b/a AV Homes beginning October 1, 2012.

Outlined below are the terms and conditions of employment that we are extending:

Terms of Employment

You will receive a base salary of $240,000.00 per year, payable bi-weekly per AV Homes’ policies and procedures. In addition, you will be eligible for a discretionary bonus up to 50% of your base salary. The bonus for 2012 and will be guaranteed at $60,000 for this period of time. Future bonuses will be based on performance criteria that are approved by our Compensation Committee. Each bonus is paid annually and you must be employed by AV Homes at the time the payment is made.

AV Homes is in the process of seeking approval by its Compensation Committee of an Incentive Compensation Plan which includes the issuance of restricted stock awards. The draft plan contemplates that all employees participating in the plan will be required to hold any stock issued to such employees in the amount of one (1) year salary. If the plan as drafted is approved, you may be entitled to stock equal to 50% of base salary (prorated)   for 2012. It is possible that the final plan may differ from the draft plan; however if a plan  is approved, you are expected to be a participant.

Our employment relationship will be terminable at will, either you or AV Homes, from a sole discretion standpoint, may terminate your employment at any time for any reason whatsoever.

In addition to the compensation outlined above, as a full-time employee, you are eligible to participate in our benefits program. Some of the benefits will begin as early as the first of the month following one month of completed service.

As a condition of employment, all job applicants must voluntarily submit to a urinalysis test screening within 72 hours of an offer having been made for the presence of illegal drugs and alcohol, which may indicate a potential impaired or unsafe job performance.

8601 N Scottsdale Rd.  Suite 225 | Scottsdale AZ  85253

Additionally, this offer is conditional upon AV Homes completing its standard background, reference checks and obtaining Compensation Committee and Chairman of the Board approval.

Should you accept this conditional offer of employment, we will be expecting you to start on or before, September 21, 2012, unless a different arrangement is determined  and agreed in writing.

Please sign and return a copy of this letter to our HR Department via email at hr@avhomesinc.com or via fax at 847-904-1251. At that time we will send the appropriate paperwork needed for the additional background check and drug testing.

If you should have any questions, please do not hesitate to call me 480-703-1299.

Sincerely yours,

/s/ Allen Anderson

Allen Anderson
CEO

Acceptance is hereby acknowledged:

Signature:	/s/ Dave M. Gomez	Date:	9/20/2012

8601 N Scottsdale Rd.  Suite 225 | Scottsdale AZ  85253